Exhibit 99.1

JOINT FILING AGREEMENT

The undersigned hereby agree that the statement on Schedule 13D with respect to the Common Stock of Heliogen, Inc. dated as of May 23, 2024 is, and any amendments thereto (including amendments on Schedule 13G) signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934.

GALLOWAY CAPITAL PARTNERS, LLC

By:	/s/ Bruce Galloway
Name: Bruce Galloway
Title: Managing Member

/s/ Bruce Galloway
Bruce Galloway

Schedule 1

Purchases by the Reporting Persons

Date	Shares	Share Price

April 19, 2024	9,215	$1.42
April 22, 2024	17,150	$1.41
April 23, 2024	7,200	$1.33

May 9, 2024	31,510	$1.60
May 10, 2024	2,000	$1.69
May 13, 2024	10,970	$1.78
May 14, 2024	12,800	$1.85
May 15, 2024	2,873	$1.89
May 17, 2024	10,501	$2.28